Contact: Matthew M. Loar
         Chief Financial Officer
        (650) 562-1424


FOR IMMEDIATE RELEASE


                GENELABS RECEIVES APPROVABLE LETTER FROM FDA

REDWOOD CITY, Calif. - August 29, 2002 - Genelabs Technologies, Inc. (Nasdaq: GNLB) announced today that the U.S. Food and Drug Administration
(FDA) issued an approvable letter on August 28 for Genelabs' New Drug Application (NDA) for Prestara(TM) (prasterone), formerly known as Aslera(TM) or GL701. Prestara is being developed by Genelabs and is exclusively licensed to Watson Pharmaceuticals, Inc. (NYSE:WPI) in North America.

The FDA stated that they completed their review of the Prestara NDA and it is approvable. In Genelabs' Study GL95-02, a positive effect on bone mineral density was observed in women with mild to moderate systemic lupus erythematosus (SLE or lupus) while on low-dose glucocorticoids. Approval is contingent upon the successful completion of an additional clinical trial providing sufficient evidence to confirm this positive effect. In a teleconference today with the FDA, the agency indicated that bone mineral density should be the primary endpoint in this clinical trial which could have a six-month treatment duration. Following this initial discussion, Genelabs plans to have a formal meeting with the FDA as soon as possible to finalize details of the clinical trial design and discuss the remaining issues. Additional issues to be addressed in the approvable letter include, among other things, submission of data for the qualification of a manufacturing site.

"I am pleased that the FDA has concluded that the Prestara NDA is approvable and that they have provided guidance that gives us confidence that we can move forward expeditiously," stated Irene A. Chow, Ph.D., chairman and chief executive officer of Genelabs. "Bone mineral density measurements are objective and have been well validated as endpoints in other clinical trials. In our previous Study GL95-02, the group of patients that received Prestara had increased bone mineral density while the group that received placebo had reduced bone mineral density, and the difference between the groups was statistically significant."

Background on Genelabs' bone mineral density findings

Genelabs' Study GL95-02, which enrolled 381 women with lupus who received study medication for up to one year, contained a nested study of patients whose bone mineral density was measured at both the initiation and completion of the clinical trial. Thirty-seven of these patients were on trial medication for a full year, were treated with glucocorticoids for at least six months prior to the initiation of the trial, had a baseline bone mineral density measurement and a post-treatment bone mineral density measurement taken within one week of completion of the study. Data regarding these patients were presented to the Arthritis Advisory Committee in April 2001. In February 2002, we submitted additional analyses to the FDA from Study GL95-02 and additional published studies conducted by others. The GL95-02 analyses included all patients who had both baseline and post-baseline measurements of bone mineral density. In the analyses of GL95-02, mean bone mineral density of both the lumbar spine and hip significantly increased in the group of patients treated with Prestara, compared to decreases in the placebo group. The differences between groups were statistically significant favoring Prestara at both the lumbar spine (n=55, p=0.003) and hip (n=53, p=0.013).

"Musculoskeletal damage, including bone loss, is common among women with lupus, particularly those receiving glucocorticoids," said Kenneth Schwartz, M.D., vice president, medical affairs of Genelabs. "Early intervention to limit bone loss is important in the long-term management of lupus, and thus we believe Prestara can become a valuable addition for the care of these patients."

About lupus

Lupus is a severe, chronic and frequently debilitating autoimmune disease that can affect the lungs, heart, kidneys, skin, joints and musculoskeletal and nervous systems. Scientific publications have reported that the most common form of organ damage among lupus patients, musculoskeletal damage, occurs in 22% of patients, followed by neuropsychiatric disorders in 20% of lupus patients and renal disease in 15%. In the United States, there have been no new drugs approved by the FDA for the treatment of lupus in more than 40 years. Existing treatments for lupus are often inadequate, due to limited benefits and severe adverse side effects. According to various published estimates, lupus affects approximately 200,000 patients in the United States, and Genelabs believes that there are at least one million patients worldwide.

About Genelabs

Genelabs Technologies, Inc. is a biopharmaceutical company pioneering the discovery and development of novel pharmaceutical products to improve human health. We have built drug discovery and clinical development capabilities that can support various research and development projects. We are concentrating our capabilities on three core programs: developing a late-stage product for lupus, discovering novel antimicrobial lead compounds that target DNA, and discovering novel lead compounds that selectively inhibit replication of the hepatitis C virus (HCV). Through our drug discovery efforts we have synthesized numerous DNA-binding antibacterial and antifungal lead compounds, which are currently being optimized, and are using high-throughput methods for the discovery of novel lead compounds for HCV. Our clinical development efforts are concentrated on Prestara(TM) for systemic lupus erythematosus.

NOTE: This press release contains forward-looking statements, including, without limitation, the ability of Genelabs to design and complete an additional clinical trial that meets the requirements of the U.S. Food and Drug Administration (FDA). These forward-looking statements are based on Genelabs' current expectations and are subject to uncertainties and risks that could cause actual results to differ materially from the statements made. Uncertainties and risks include, without limitation, whether the results of the company's clinical trials of Prestara(TM) and other supporting information will be sufficient to support the approval of Prestara(TM) by the FDA, the European Agency for Evaluation of Medicinal Products and other regulatory authorities; delays regarding the regulatory approval process including the timing and scope of approval received, if any; uncertainties and risks regarding market acceptance of Prestara(TM) as a treatment for systemic lupus erythematosus (SLE or lupus); the company's capital requirements and history of operating losses; uncertainties and risks regarding the company's ability to consummate strategic or corporate partner transactions on favorable terms or at all; the early stage of Genelabs' research programs and uncertainties associated with the optimization of compounds, including whether a compound will advance to preclinical testing, clinical trials, or ultimately become a product, and the uncertainty of the timing of any of these; and the validity, scope and enforceability of patents related to the company's technologies. The active ingredient in Prestara(TM) is prasterone, the synthetic equivalent of the androgenic hormone dehydroepiandrosterone (DHEA). Products containing DHEA are currently being marketed by others as dietary supplements. The company has not submitted applications for regulatory review of Prestara(TM) outside the U.S. In addition, neither U.S. nor other regulatory authorities have made a determination as to the safety or efficacy of Prestara(TM) for SLE. Please see the information appearing in the company's filings with the Securities and Exchange Commission, including the most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K, under the captions "Risk Factors," "Business Risks" and "Forward-Looking Statements" for more discussion regarding these uncertainties and risks and others associated with the company's research programs, early stage of development and other risks which may affect the company. Genelabs does not undertake any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release.